Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 5, LLC of the fair market value appraisal reports effective April 3, 2024 and December 31, 2018, each relating to the artwork beneficially owned by Series 354 and the fair market value appraisal report effective March 18, 2025 relating to the artwork beneficially owned by Series 476. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York

April 8, 2025